Exhibit 99.1

rVue, Inc. Expands Executive Team with Addition of Jennifer Bolt as SVP, Chief Strategy Officer

Respected Media Strategist to lead business development and strategic initiatives for DOOH DSP

May 25, 2011 - FORT LAUDERDALE, Fla. --rVue, Inc., a subsidiary of rVue Holdings Inc. (OTCQB:RVUE) is pleased to announce the addition of Jennifer Bolt to its executive team as Senior Vice President, Chief Strategy Officer. Prior to joining rVue, Bolt served as Executive Director of Engagement Planning and Innovation at TracyLocke, an Omnicom agency. She brings 22 years of media strategy experience to rVue, an advertising technology company, which provides the leading demand side platform for Digital Out-of-Home (DOOH) place-based media.

“Innovation, relationship management, intelligent media strategy, integrity and thought leadership are at the heart of rVue’s mission to accelerate DOOH media”

Bolt led the media team at TracyLocke in client strategy across traditional, non-traditional and emerging media. In her role, she spearheaded the agency’s innovation initiatives, which evaluated and recommended new technologies and digital media platforms for marketplace viability and partnerships. As rVue’s SVP, Chief Strategy Officer, she will be responsible for accelerating the integration of rVue’s platform into the advertising industry, leading key agency relationships and driving forward the expansion of rVue’s analytics capabilities and product offerings.

“Innovation, relationship management, intelligent media strategy, integrity and thought leadership are at the heart of rVue’s mission to accelerate DOOH media,” said Jason Kates, CEO and President of rVue, Inc. “These are Jennifer’s greatest strengths. Her reputation as a respected strategist is second to none and I am proud to welcome her as the newest member of rVue’s executive team.”

“rVue is uniquely positioned to help advance DOOH's maturation as a medium by providing the tools and analytics media planners and buyers need to make decisions with confidence,” reports Jennifer Bolt, SVP, Chief Strategy Officer for rVue. “I'm excited to have the opportunity to help develop and shape the tools and analytics that will continue to propel the DOOH industry forward.” Bolt shares her Industry Insights via a video available at: http://bit.ly/mLONxx.

Bolt is recognized as one of the Nation’s leading expert’s on media strategy with specialties in innovative technologies, digital out-of-home and place-based media. She serves on an advisory board for the Digital Place-Based Advertising Association and is an active member of the Digital Signage Federation’s Board of Directors.

About rVue:

rVue Holdings, Inc., through its wholly-owned subsidiary rVueTM, Inc., is an advertising technology company which includes the only demand-side platform for planning, buying and managing Digital Out-of-Home and Place-Based Media. The platform connects advertisers with DOOH networks to streamline campaign management, content distribution, analytics and billing. For more information, please visit www.rvue.com.